UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2011

AMERICAN SCIENTIFIC RESOURCES, INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	11919661	14-1820954
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1112 Weston Road, Unit 278
Weston, Florida 33326
(Address of principal executive offices)

(847) 386-1384
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2011, American Scientific Resources, Incorporated (the “Company”) entered into a securities exchange agreement (the “Agreement”) with Granite Financial Group, LLC (“Granite”).

Pursuant to the terms of the Agreement, the Company exchanged (i) a 12% secured promissory note issued in favor of Granite on October 12, 2010, in the principal amount of $100,000 (the “October Note”) and (ii) a 12% secured promissory note issued in favor of Granite on November 5, 2010, in the principal amount of $60,000 (the “November Note,” and together with the October Note, the “Notes”), in exchange for a 12% convertible debenture (the “Debenture”).

The Debenture matures on December 26, 2012, and is in the principal amount of $174,900, which is equal to the principal balance of the Notes plus accrued interest.  The Company shall pay interest on the Debenture at the rate of 12% per annum, and such interest shall accrue daily commencing on August 25, 2011, until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due thereunder, has been made.  Further, the Company may prepay any portion of the principal amount of the Debenture without prior written consent of Granite.

At any time after the Debenture’s issuance until the date on which the Debenture is no longer outstanding, the Debenture may be converted, at Granite’s option, in whole or in part, into shares of the Company’s common stock, par value $0.0001 per share, by delivering a conversion notice to the Company.  The conversion price of the Debenture is $0.02, subject to certain adjustments set forth in the Debenture.

The above descriptions of the Agreement and the Debenture do not purport to be complete and are qualified in their entirety by the documents themselves.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully described in Item 1.01 above, the Company issued the Debenture in favor of Granite.  The Debenture was issued by the Company in reliance on an exemption under Rule 3(a)(9) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Scientific Resources, Incorporated

Date: August 30, 2011	By:	/s/ Christopher F. Tirotta
Name: Christopher F. Tirotta
Title: Chief Executive Officer